EXHIBIT 99.1

News

The Great Atlantic & Pacific Tea Company, Inc.

2 Paragon Drive

Montvale, NJ  07645

Investor contact:  William J. Moss

Vice President, Treasurer

(201) 571-4019

Press contact:  Lauren La Bruno

Senior Director, Public Relations

(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES
RESULTS FOR ITS FIRST QUARTER ENDED JUNE 14, 2008

---------

COMPANY REPORTS 3.2% INCREASE IN COMPARABLE STORE
SALES AND IMPROVED OPERATING RESULTS

---------

PATHMARK INTEGRATION NEAR COMPLETION AND SYNERGY
REALIZATION ON TRACK

MONTVALE, NJ – July 18, 2008 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced improved fiscal 2008 first quarter results for the 16 weeks ended June 14, 2008.

Eric Claus, President and Chief Executive Officer, said, “The first quarter of 2008 clearly demonstrates our continuing progression in operating improvement with the achievement of our fourth straight quarter of comparable store sales of over 3%.  Further, Pathmark is already achieving positive results with comparable store sales climbing above 3% for the first time in many years.  The Company is also well underway with the completion of the Pathmark integration, as many of the planned milestones have been achieved.  As of the end of the first quarter, our annualized run-rate of synergies is approximately $100 million.

This quarter was particularly significant in that we announced an integral step in our strategic transformation to improve market share, sales and sustainable profitability – the conversion of the majority of SuperFresh stores in the Philadelphia market to the recently premiered Price Impact format under the Pathmark Sav-A-Center banner and a number of SuperFresh locations retaining the Fresh format with significant upgrades.  The integration of Pathmark combined with conversion plans in the Greater Philadelphia market enable us:

•

To hold leading market share in metro New York and New Jersey, as well as an improved position to capture the lead share in our Philadelphia markets

•

To complete our comprehensive plan to achieve all identified synergy savings through consolidation of the Pathmark business

•

To execute an improved cost model and solid financial and investment platform

The highlights of our strategic accomplishments for the first quarter in the fiscal year include:

•

The debut of the Price Impact format in two Pathmark locations

•

Continuation of the Fresh remodeling program

•

Continuation of strong sales trends and improved operating results in all formats

•

Near completion of the Pathmark integration

During the first quarter we completed the remodel of A&P Fresh in Holmdel, New Jersey to the updated Fresh format, and began remodeling additional stores.  Further to increase volume and customer count, our format driven capital investment program continues to improve top line sales and store contribution.  The Company also premiered our Price Impact format in the Irvington and Edison Pathmark stores with resounding positive feedback and very encouraging sales momentum.

The Company remains very focused and our format and merchandising strategies are very timely and position us well given the difficult general economic environment.  We remain committed to providing overall value to our broad consumer base.”

Sales for the first quarter were $2.9 billion versus $1.7 billion last year. Comparable store sales increased 3.2%, which excludes sales for Pathmark stores acquired in December 2007.  Comparable store sales for Pathmark, measured during the same period, increased 3.1%.

For the first quarter, excluding non-operating items, adjusted income from operations and adjusted EBITDA were $16 million and $96 million, respectively, and include $22 million of integration synergies.  This compares to an adjusted loss from operations of $8 million and adjusted EBITDA of $39 million in last year’s first quarter.  The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4.

For the first quarter, net income from continuing operations was $3.8 million, with a net loss per diluted share of $0.48 after adjusting for Nonoperating income related to fair value adjustments as noted on Schedule 1.  This compares to income of $61.4 million or $1.45 per diluted share in the same period last year.  These results are not adjusted for non-operating items as listed on Schedules 3 and 4.

Eric Claus, President and Chief Executive Officer, stated, “The remainder of fiscal 2008 will be focused on progressing the Company further toward operating profitability by: moving forward our operating and aggressive merchandising strategies; maintaining cost control and reduction disciplines throughout the business. Integral to our drive to profitability is the continued and ongoing execution of capital improvement projects all geared for maximum return, and particularly weighted to Value propositions.”

Christian Haub, Executive Chairman of the Board, said, “It has been a very good start to the 2008 fiscal year with the Pathmark acquisition on track and a strong operating momentum continuing in the business. I am especially pleased with the Pathmark integration which is nearly complete and already delivering on anticipated expectations.  The $150 million in projected annual synergies are well within our grasp, with the costs of the integration as we have planned.

The economic environment and change in consumer behavior is actually benefiting our business, as we are well positioned to take advantage of consumers trading from restaurants to grocery stores, consolidating their shopping trips due to higher gas prices and seeking those stores that offer great quality and service at competitive prices.

Looking ahead to the remainder of 2008, we are focused on maintaining operating momentum, capturing increased synergies, and continuing the roll-out of our format strategy in particular our new Price Impact format at Pathmark and the fresh updates to our existing A&P banner stores.

In addition, the Company is also primed and ready to achieve sustainable profitability and begin generating free cash flow which we expect to realize before the end of the fiscal year and continuing into 2009.”

###

Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 446 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 11:00 AM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’s fourth quarter financial results.  The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com.  Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available through midnight on Thursday, August 14, 2008.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measures “Adjusted income (loss) from operations”, “EBITDA” and “adjusted ongoing operating EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted income (loss) from operations is defined as income (loss) from operations adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  EBITDA is defined as earnings before interest expense, interest and dividend income, taxes, depreciation, amortization, non-operating income, equity in earnings of Metro, Inc., discontinued operations, the gain on the sale of Metro Inc. shares and the (loss) gain on the sale of A&P Canada. Adjusted ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted ongoing, operating EBITDA is reconciled to Net Cash provided by Operating Activities on Schedule 4 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers; the failure to successfully integrate Pathmark’s business and operations and realize synergies in the expected time frame.

###

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 1 - GAAP Earnings for the 16 weeks ended June 14, 2008 and June 16, 2007

(Unaudited)

(In thousands, except share amounts and store data)

	16 Weeks Ended
	June 14, 2008	June 16, 2007

Sales	$2,922,665	$1,679,169
Cost of merchandise sold	(2,039,079)	(1,156,187)
Gross margin	883,586	522,982
Store operating, general and administrative expense	(881,495)	(529,356)
Income (loss) from operations	2,091	(6,374)
Loss on sale of Canadian operations	-	(281)
Gain on sale of Metro, Inc.	-	78,388
Nonoperating income (1)	48,597	-
Interest expense	(45,949)	(19,713)
Interest and dividend income	410	4,666
Equity in earnings of Metro, Inc.	-	7,869
Income from continuing operations before income taxes	5,149	64,555
Provision for income taxes	(1,384)	(3,149)
Income from continuing operations	3,765	61,406
Discontinued operations:
Loss from operations of discontinued businesses, net of tax	(4,163)	(79,780)
Income (loss) on disposal of discontinued operations, net of tax	2,639	(46,768)
Loss from discontinued operations	(1,524)	(126,548)
Net income (loss)	$2,241	$(65,142)

Net income (loss) per share - basic and diluted:
Continuing operations	$0.08	$1.47
Discontinued operations	(0.03)	(3.03)
Net income (loss) per share - basic & diluted	$0.05	$(1.56)

Net (loss) income per share - diluted:
Continuing operations	$(0.48)	$1.45
Discontinued operations	(0.03)	(2.99)
Net loss per share - diluted	$(0.51)	$(1.54)

Weighted average common shares outstanding - basic	49,786,027	41,801,381
Weighted average common shares outstanding - diluted	48,156,654	42,259,837

Gross margin rate	30.23%	31.15%
Store operating, general and administrative expense rate	30.16%	31.52%

A&P depreciation and amortization	$80,027	$56,349

Number of stores operated at end of quarter	446	403

(1) Non operating income reflects the fair value adjustments related to the conversion features, financing warrants,

    and Series A and Series B warrants.

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 2 - Condensed Balance Sheet Data

(Unaudited)

(In millions, except per share and store data)

	June 14, 2008	February 23, 2008

Cash and short-term investments	$129	$101

Other current assets	809	783

Total current assets	938	884

Property-net	1,862	1,901

Other assets	928	863

Total assets	$3,728	$3,648

Total current liabilities	$789	$767

Total non-current liabilities	2,494	2,463

Stockholders' equity	445	418

Total liabilities and stockholders' equity	$3,728	$3,648

Other Statistical Data

Total Debt and Capital Leases	$1,027	$940
Total Long Term Real Estate Liabilities	346	346
Temporary Investments and Marketable Securities	(24)	(25)
Net Debt	$1,349	$1,261

Total Retail Square Footage (in thousands)	18,806	18,813

Book Value Per Share	$7.73	$7.32

	For the 16 weeks ended June 14, 2008	For the 16 weeks ended June 16, 2007

Capital Expenditures	$30	$51

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 3 - Reconciliation of GAAP Income (Loss) from Operations to Adjusted Income (Loss) from Operations for the 16 weeks ended June 14, 2008 and June 16, 2007

(Unaudited)

(In thousands)

	For the 16 weeks ended
	June 14, 2008	June 16, 2007

As reported income (loss) from operations	$2,091	$(6,374)
Adjustments:
Net restructuring costs	-	1,537
Pathmark acquisition	11,930	427
Real estate related activity	750	896
LIFO provision	1,416	-
IT services agreement with Metro, Inc.	-	(4,755)
Total adjustments	14,096	(1,895)
Adjusted income (loss) from operations	$16,187	$(8,269)

Continuing operations depreciation and amortization	$80,027	$47,712
Discontinued operations depreciation and amortization	-	8,637
Total A&P depreciation and amortization	$80,027	$56,349

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 4 - Reconciliation of GAAP Net Cash Provided By Operating Activities to Adjusted EBITDA

for the 16 weeks ended June 14, 2008 and June 16, 2007

(Unaudited)

(In thousands)

	16 Weeks Ended
	June 14, 2008	June 16, 2007

Net cash (used in) provided by operating activities	$(5,415)	$27,631
Adjustments to calculate EBITDA:
Depreciation and amortization on discontinued operations	-	(8,637)
Net interest expense	45,539	15,047
Asset disposition initiatives	1,785	(152)
Long lived asset impairment charges	(781)	(451)
Loss (gain) on disposal of owned property	532	(1,161)
Loss from operations of discontinued operations	4,163	79,780
Provision for income taxes	1,384	3,149
Other share based awards	(4,846)	(2,821)
Working capital changes
Accounts receivable	3,246	(27,880)
Inventories	16,531	(29,009)
Prepaid expenses and other current assets	14,654	7,244
Accounts payable	(46,993)	11,933
Accrued salaries, wages, benefits and taxes	27,595	(7,262)
Other accruals	(13,612)	6,842
Other assets	6,423	8,415
Other non-current liabilities	35,925	(40,734)
Other, net	(4,012)	(596)
Total A&P EBITDA	82,118	41,338
Adjustments:
Net restructuring costs	-	1,537
Pathmark acquisition	11,930	427
Real estate related activity	750	896
LIFO provision	1,416	-
IT services agreement with Metro, Inc.	-	(4,755)
Total adjustments	14,096	(1,895)
Adjusted A&P ongoing operating EBITDA	$96,214	$39,443